Exhibit 8.1
[Letterhead of Weil, Gotshal & Manges LLP]
August 21, 2008
Willis Group Holdings Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 filed by Willis Group Holdings Limited, a Bermuda exempted company (“Willis”), with the Securities and Exchange Commission on July 25, 2008 (as amended through the date hereof, the “Registration Statement”), including the proxy statement of Hilb Rogal & Hobbs Company, a Virginia corporation (“HRH”), forming a part thereof, relating to the proposed merger of HRH with and into Hermes Acquisition Corp., a Virginia corporation and a direct, wholly-owned subsidiary of Willis.
     We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Weil, Gotshal & Manges LLP